Exhibit 99.1

Contact:	Teri Watson (Investment Community)	Christina Pretto (News Media)
	(212) 770-7074	(212) 770-7083
AIG REPORTS $2.4 BILLION NET LOSS ATTRIBUTABLE TO AIG FOR THE THIRD QUARTER OF 2010 DRIVEN BY
RESTRUCTURING-RELATED CHARGES; CONTINUING INSURANCE OPERATING INCOME REMAINS STABLE
          NEW YORK, NY, November 5, 2010 — American International Group, Inc. (AIG) today reported a net loss attributable to AIG of $2.4 billion for the third quarter of 2010, or a loss of $17.62 per diluted common share, compared to net income of $455 million, or $0.68 per diluted common share, in the third quarter of 2009. Income from continuing insurance operations was stable, at $2.1 billion.
          The net loss in the quarter is primarily attributable to the following:
•	Restructuring-related charges of $4.5 billion, as follows:
•	a $1.3 billion deferred tax asset (DTA) valuation allowance charge in connection with a net decrease in underlying asset values supporting the DTA,

•	as previously disclosed, a $1.9 billion loss on the pending sale of American General Finance, Inc. (AGF), and

•	as previously disclosed, a $1.3 billion goodwill impairment charge in connection with the pending sale of AIG Star Life Insurance Co., Ltd. (AIG Star) and AIG Edison Life Insurance Company (AIG Edison).
•	$1.2 billion amortization of the prepaid commitment fee asset, including $762 million of net accelerated amortization expense resulting from a $4.6 billion repayment and reduction in the maximum credit available under the Federal Reserve Bank of New York (FRBNY) Credit Facility, primarily from International Lease Finance Corporation (ILFC)’s previously announced repayment of loans from AIG.

•	$465 million in impairment charges on certain aircraft in ILFC’s fleet, reflecting management’s outlook related to the future recovery of the airline industry which resulted in lower estimated future lease rates, as well as impairments related to sales and potential sales of aircraft.

•	Partially offsetting these charges is a $1.4 billion tax benefit related to a deferred tax valuation allowance release. Increases in deferred tax liabilities associated with components of other comprehensive income reduced the gross deferred tax asset, allowing for the release of a portion of the valuation allowance that had been previously established through a charge to earnings.

Third Quarter Results			Per Diluted Share*
(in millions, except per share data)	2010	2009	2010	2009

Net income (loss) attributable to AIG	$(2,395)	$455	$(17.62)	$0.68

To compute adjusted net income (loss), add losses and deduct gains:

Net realized capital losses, net of tax	(464)	(798)
Net gain (loss) on sale of divested businesses, net of tax	4	(773)
Non-qualifying derivative hedging gains, net of tax	121	335
Net income (loss) from discontinued operations, net of tax**	(1,856)	68

Adjusted net income (loss) attributable to AIG	$(200)	$1,623	$(1.47)	$2.42

*	Computed based on net income (loss) available to common shareholders after attribution of net income (loss) to Series C preferred shareholder in periods with net income.

**	Discontinued operations is comprised of American Life Insurance Company (ALICO), Nan Shan Life Insurance Company (Nan Shan), AGF, AIG Star and AIG Edison and includes a $1.2 billion after tax loss on the pending sale of AGF and a $946 million after tax goodwill impairment in connection with the pending sale of AIG Star and AIG Edison.
Recap of Third Quarter Results Comprising Adjusted Net Income Attributable to AIG

(in millions)	2010	2009

Continuing insurance pre-tax operating income:
General Insurance	$1,072	$719
Domestic Life Insurance & Retirement Services	978	1,207

Sub-Total — Continuing Insurance	2,050	1,926

Financial Services	(81)	1,238
Foreign Life Insurance & Retirement Services (principally AIA)	534	409
FRBNY interest and amortization*	(1,319)	(1,252)
Noncontrolling nonvoting, callable, junior and senior preferred interests held by FRBNY	(388)	—
Interest on third party debt	(461)	(510)
Other	85	293
Income taxes	(620)	(481)

Adjusted net income (loss) attributable to AIG	$(200)	$1,623

*	Includes $762 million of accelerated amortization resulting from a $4.6 billion reduction in the FRBNY Credit Facility balance, primarily utilizing proceeds from the settlement of ILFC debt.
          The U.S. federal income tax effects of current period activity are generally offset by changes in AIG’s deferred tax asset valuation allowance due to limitations on AIG’s ability to fully recognize income taxes; therefore all amounts in this press release are before income taxes, unless otherwise noted.
          As a result of the announced sales of ALICO, AGF, AIG Star and AIG Edison, the results of these entities are reported as discontinued operations. In addition, although the previously announced sale of Nan Shan was not approved by regulatory authorities in Taiwan, AIG is pursuing other opportunities to divest Nan Shan and believes a sale will be completed within twelve months. Therefore, AIG continues to report Nan Shan as a discontinued operation. Comparative periods have been revised accordingly and these companies’ results are not included in the Recap of Third Quarter Results table above.
          Discontinued operations loss before income taxes totaled $2.5 billion, including the loss on the pending sale of AGF and the AIG Star and AIG Edison goodwill impairment charge discussed above, compared to income before taxes of $312 million in the comparable 2009 period.
          AIG’s continuing insurance operations earned $2.1 billion and $1.9 billion before tax in the third quarter of 2010 and the third quarter of 2009, respectively.
GENERAL INSURANCE
          Chartis’ third quarter 2010 operating income before net realized capital gains (losses) was $1.1 billion compared to $719 million in the third quarter of 2009. Results were primarily driven by an improvement in underwriting income. Third quarter 2010 results reflect the consolidation of Fuji Fire & Marine Insurance Company (“Fuji”) following the previously announced acquisition of a controlling stake in this publicly-traded Japanese insurance company.
          The third quarter of 2010 combined ratio was 99.3 compared to 105.2 in the prior year period. The current period combined ratio, excluding catastrophe losses, was 98.4, compared to 104.5 in the prior year, a 6.1 point improvement. Chartis’ accident year loss ratio improved 3.5 points as the prior year period included $200 million of losses related to worldwide financial credit crisis claims. Chartis’ expense ratio improved by 1.5 points from the prior year period, to 28.2, reflecting the acquisition and consolidation of Fuji.
          In the current quarter, Chartis recorded $208 million of adverse prior year development, net of reserve discount, compared to $246 million of adverse development in the prior year period. Included in the 2010 prior year development is $122 million, net of reserve discount, related to asbestos claims recorded during the current year and one large claim attributable to the 2007 California wildfires.
          Worldwide net premiums written of $8.6 billion increased by 7 percent compared to the same period last year. Excluding Fuji, worldwide net premiums written declined by 4 percent as a result of challenging economic conditions impacting ratable exposures and a competitive property casualty market. Chartis continues to pursue risk management initiatives to manage its aggregate exposure to certain lines of business and remains price disciplined where market rates are unsatisfactory.
DOMESTIC LIFE INSURANCE & RETIREMENT SERVICES
          SunAmerica Financial Group reported third quarter 2010 operating income before net realized capital gains (losses) of $978 million compared to $1.2 billion in the third quarter of 2009. The decrease reflected a decline in net investment income from partnerships and $94 million less income from the change in the fair value of the retained interest in Maiden Lane II, as well as higher deferred acquisition costs (DAC) and sales inducement amortization due to net realized capital gains of $20 million in the third quarter of 2010 compared to net realized capital losses of $1.4 billion in the third quarter of 2009. The improvement in realized gains (losses) results principally from lower other-than-temporary impairment charges and a decrease in derivative fair value losses on interest rate and foreign exchange derivatives, net of foreign exchange transactions.

          Assets under management grew to $244.6 billion at September 30, 2010, a 7 percent increase compared to September 30, 2009, primarily due to positive equity market returns in the latter part of 2009 through September 2010 and a rally in the bond markets. Premiums, deposits, and other considerations totaled $4.4 billion, an increase of 2 percent compared to the third quarter of 2009, as group retirement products and individual variable annuities reported increases in sales. Individual variable annuity sales increased due to product enhancements, reinstatement of new sales activity at a number of key broker-dealers and increased wholesaler productivity. However, individual fixed annuity deposits decreased primarily due to the low interest rate environment in 2010.
          Surrender rates have improved compared to the prior year for group retirement products, individual fixed annuities and individual variable annuities as surrenders have returned to more normal levels. Life insurance sales were significantly higher than in the third quarter of 2009, driven by higher term and private placement variable universal life sold through independent and career distribution. American General Life and Accident Insurance Company continues to recruit new agents and advisors while increasing distribution productivity.
FOREIGN LIFE INSURANCE & RETIREMENT SERVICES
          Following the classification of ALICO, Nan Shan, AIG Star and AIG Edison as discontinued operations, AIG’s remaining Foreign Life Insurance & Retirement Services operations are conducted through AIA and American International Reinsurance Company, Ltd. (AIRCO).
          Foreign Life Insurance & Retirement Services, principally AIA, reported third quarter 2010 pre-tax operating income before net realized capital gains (losses) of $534 million compared to $409 million in the third quarter of 2009.
          Premiums and other considerations increased in the third quarter 2010 to $2.6 billion, compared to $2.2 billion for the same period in 2009, due to the favorable effect of foreign exchange as well as higher in-force business as a result of improvement in persistency from Hong Kong, Singapore, Malaysia, Thailand and China.
          On October 29, 2010, AIG completed an initial public offering of 8.08 billion shares of AIA for aggregate gross proceeds of approximately $20.51 billion. Upon completion of the initial public offering, AIG owned approximately 33 percent of AIA’s outstanding shares.
FINANCIAL SERVICES
     AIG’s Financial Services subsidiaries engage in diversified activities including commercial aircraft and equipment leasing and capital markets, which are conducted through ILFC and AIG Financial Products Corp (AIGFP). Following the classification of AGF as a discontinued operation in the third quarter of 2010, AIG’s remaining consumer finance businesses are now reported in AIG’s Other Operations category as part of noncore businesses.
     During the third quarter of 2010, AIG’s Asset Management group undertook the management responsibilities for non-derivative assets and liabilities of the Capital Markets businesses of the Financial Services segment. These assets and liabilities are being managed on a spread basis, in concert with the Matched Investment Program. Accordingly, gains and losses related to these assets and liabilities, primarily consisting of credit valuation adjustment gains and losses, are reported in AIG’s Other Operations category as part of Asset Management — Direct Investment Business. Prior period amounts have been revised to conform with the current period presentation. Intercompany interest related to loans from AIG Funding, Inc. to AIGFP is no longer being allocated to Capital Markets from Other Operations. The remaining Capital Markets run-off derivatives business continues to be reported in the Financial Services segment as part of Capital Markets results.

          Financial Services reported a third quarter 2010 operating loss before net realized gains (losses) and the effect of hedging activities that did not qualify for hedge accounting treatment of $81 million, compared to $1.2 billion of operating income during the third quarter of 2009, with Capital Markets operating earnings offset by losses in Aircraft Leasing.
          Capital Markets, which continues the process of winding down AIGFP’s businesses and portfolios, reported operating income of $148 million in the third quarter of 2010, compared to operating income of $891 million in the third quarter of 2009. Capital Markets reported unrealized market valuation gains related to its super senior credit default swap portfolio of $152 million in the third quarter of 2010 and unrealized market valuation gains of $959 million in the third quarter of 2009. Capital Markets was negatively affected by the net effect of changes in credit spreads on the valuation of derivatives of $63 million and $233 million for the third quarter of 2010 and 2009, respectively, primarily on interest rate and foreign exchange contracts.
          Status of unwinding AIGFP:
•	AIGFP reduced the notional amount of its derivative portfolio by 46 percent from $940.7 billion at December 31, 2009, to $505.8 billion at September 30, 2010, including $13.7 billion of intercompany derivatives and $87.8 billion of super senior credit default swap contracts.

•	AIGFP reduced the number of its outstanding trade positions by approximately 5,900, from approximately 16,100 at December 31, 2009 to approximately 10,200 at September 30, 2010. Included in the 10,200 trade positions are approximately 4,500 non-derivative asset and liability positions whose management was transferred to the Direct Investment business.

•	Net collateral posted by AIGFP and the Direct Investments business declined from $15.9 billion at December 31, 2009 to $12.3 billion at September 30, 2010.
          ILFC reported an operating loss of $218 million for the third quarter of 2010 compared to operating income of $365 million in the third quarter of 2009. During the third quarter of 2010, ILFC recorded asset impairment losses of $422 million on certain aircraft in its fleet, reflecting management’s outlook related to the future recovery of the airline industry due to a decrease in demand for certain aircraft types, increased volatility in fuel costs and changes in other macroeconomic conditions which, when aggregated, resulted in lower estimated future lease rates. Additionally, ILFC recorded asset impairment losses of $22 million related to aircraft sales and $21 million related to potential aircraft sales. Increased interest expense and an increase in the provision for overhauls also contributed to the lower third quarter results. At September 30, 2010, ILFC had committed to purchase 115 new aircraft deliverable from 2011 through 2019, at an estimated aggregate purchase price of $13.5 billion, the majority of which is due after 2015, with $282 million payable through 2011.
OTHER OPERATIONS
          United Guaranty Corporation (UGC), AIG’s mortgage guaranty insurer, reported a pre-tax loss of $124 million for the third quarter of 2010, compared to a pre-tax loss of $461 million in the same period in 2009. The improvement reflects lower levels of newly reported delinquencies in first-lien and international products, higher mortgage cure rates on existing first-lien and international delinquent loans, higher rescission rates on first-lien claims and the recognition of stop loss limits on certain second-lien policies, partially offset by increased delinquencies in private student loans.
          The Asset Management business results in the third quarter of 2010 included an operating loss before net realized capital gains (losses) of $27 million compared to a $233 million operating loss in the third quarter of 2009, as reduced impairment losses on investment properties were partially offset by increased unfavorable credit valuation adjustments in the Direct Investment business. In 2009, the Institutional Asset Management business incurred significant losses due to goodwill impairments and losses from consolidated warehouse investments that did not recur in 2010.
          Interest expense and amortization on the FRBNY Credit Facility was $1.3 billion in the third quarter of 2010, essentially unchanged from the third quarter of 2009, reflecting a lower amount of periodic amortization offset by accelerated amortization resulting from a $4.6 billion reduction in the balance outstanding and the maximum credit available under the FRBNY Credit Facility, primarily utilizing proceeds from the settlement of ILFC debt.
          The fair value of AIG’s interest in Maiden Lane III increased $301 million during the third quarter, compared to an increase of $1.2 billion in the prior year quarter.
          Unallocated corporate expenses of $239 million in the quarter increased from $128 million in the prior year period, primarily reflecting a litigation provision in connection with a workers’ compensation matter.
          At September 30, 2010, total equity was $108.7 billion, a $10.6 billion increase from $98.1 billion at December 31, 2009.
Nine Months Ended September 30, 2010 Results

			Per Diluted Share*
(in millions, except per share data)	2010	2009	2010	2009

Net loss attributable to AIG	$(3,268)	$(2,076)	$(4.88)	$(24.92)

To compute adjusted net loss, add losses and deduct gains:
Net realized capital losses, net of tax	(1,177)	(3,590)
Net gain (loss) on sale of divested businesses, net of tax	21	(928)

Fuji bargain purchase gain, net of tax	332	—
Non-qualifying derivative hedging gain (loss), net of tax	(88)	923
Net income (loss) from discontinued operations, net of tax**	(4,364)	967

Adjusted net income attributable to AIG	$2,008	$552	$2.99	$0.82

*	Computed based on net income (loss) available to common shareholders after attribution of net income (loss) to Series C preferred shareholder in periods with net income.

**	Discontinued operations is comprised of ALICO, Nan Shan, AGF, AIG Star and AIG Edison and includes a $3.3 billion impairment charge related to goodwill that had been allocated to ALICO, a $1.2 billion after tax loss on the pending sale of AGF and a $946 million after tax goodwill impairment in connection with the pending sale of AIG Star and AIG Edison.
          Commenting on the third quarter, AIG President and Chief Executive Officer Robert H. Benmosche said, “We were extremely pleased to announce a few weeks ago our plan to repay the U.S. government. We will continue with our aggressive plan to close pending transactions in order to repay the FRBNY in full, and provide for the exit of U.S. Treasury ownership over time. Repayment of the FRBNY Credit Facility, in full, will trigger an accelerated amortization of the balance of the prepaid commitment fee asset which stood at $4.7 billion at September 30. On October 29, we launched a successful IPO of AIA under the skillful leadership of Mark Tucker. On November 1, we closed on the sale of ALICO. We thank Rod Martin for his outstanding leadership and wish him success in his future endeavors. We expect to close on the sale of AGF later this year, and the sale of AIG Star and AIG Edison early next year.”

          “Importantly, however, as we accomplish these critical steps in the restructuring, AIG’s continuing insurance operating results remain solid, with $2.1 billion of pre-tax operating income generated in the quarter by Chartis and SunAmerica Financial Group. Despite soft market conditions in the property casualty market and a low interest rate environment, these businesses have demonstrated their market leadership and are maintaining their discipline. We continue to focus on maintaining financial strength and underwriting discipline, improving efficiency and transparency, and better balancing risk and return. SunAmerica Financial Group is solidly profitable and making good progress in re-establishing distribution and sales momentum, although fixed annuity sales were slowed by the extraordinarily low interest rate environment.”
          “During the balance of this year, AIG will focus on the following priorities: completing the definitive documentation and executing the transactions contemplated by the Recapitalization Agreement in Principle, closing the pending sales transactions, and implementing plans to monetize securities received upon the sale of ALICO, developing plans to monetize additional shares of AIA, pursuing options for a sale of Nan Shan, and continuing to unwind AIGFP’s exposure. Of utmost importance, however, is the continued stabilization and strengthening of AIG’s continuing businesses.”
PROGRESS ON MANAGEMENT’S PLANS FOR STABILIZATION OF AIG AND REPAYMENT OF ITS OBLIGATIONS
          Since September 2008, AIG has been working to protect and enhance the value of its key businesses, execute an orderly asset disposition plan, and position itself for the future. AIG continually reassesses its plan to maximize value while maintaining flexibility in its liquidity and capital.
Recapitalization:
•	On September 30, 2010, AIG announced that it had entered into an agreement in principle with the United States Department of the Treasury (Department of the Treasury), the FRBNY, and the AIG Credit Facility Trust (the Trust) for a recapitalization transaction (the Recapitalization) designed to repay all its obligations to American taxpayers. The plan involves repayment and termination of the FRBNY Credit Facility, repurchase and exchange of the special purpose vehicle (SPV) Preferred Interests that hold AIA and ALICO, issuance of AIG’s Series G Preferred Stock, and exchange of Series C, E and F Preferred Stock for AIG common stock. The Recapitalization Agreement in Principle contemplates the Recapitalization will be completed before the end of the first quarter of 2011.

•	As of September 30, 2010, AIG had outstanding net borrowings under the FRBNY Credit Facility of $14.3 billion, plus accrued interest and fees of $6.2 billion, and $14.9 billion remained available.

•	As of September 30, 2010, the remaining available amount under the Department of the Treasury Commitment related to Series F Preferred Stock was $22.3 billion.
Sales of Businesses and Specific Asset Dispositions:
AIA Initial Public Offering:
•	On October 29, 2010, AIG completed an initial public offering of 8.08 billion shares of AIA for aggregate gross proceeds of approximately $20.51 billion. Upon completion of the initial public offering, AIG owned approximately 33 percent of AIA’s outstanding shares. Accordingly, in the fourth quarter of 2010, AIG will deconsolidate AIA for financial reporting purposes.

•	Net cash proceeds from the AIA public offering will be held in escrow pending the closing of the transactions contemplated by the Recapitalization Agreement in Principle, at which time the proceeds are expected to be used to repay the FRBNY Credit Facility. Proceeds from future additional sales of AIA shares are expected to be used to repay the SPV Preferred Interests expected to be held by the U.S. Treasury upon closing of the Recapitalization.
ALICO Sale:
•	The sale of ALICO and Delaware American Life Insurance Company to MetLife, Inc. (MetLife), for consideration consisting of $7.2 billion in cash and the remainder in securities of MetLife, closed on November 1, 2010. The fair market value of the consideration at closing was approximately $16.2 billion.

•	Net cash proceeds from the ALICO sale will be held in escrow pending the closing of the Recapitalization, at which time the proceeds are expected to be used to repay the FRBNY Credit Facility. In addition, AIG intends to monetize the MetLife securities over time, subject to market conditions, following the lapse of agreed-upon minimum holding periods, and will use the proceeds to repay the SPV Preferred Interests expected to be held by the U.S. Treasury upon closing of the Recapitalization.
AGF:
•	On August 10, 2010, AIG entered into a definitive agreement to sell 80 percent of AGF for $125 million. As a result of this transaction, AIG recorded an estimated pre-tax loss of approximately $1.9 billion in the third quarter of 2010. The transaction is expected to close by the end of the fourth quarter of 2010, subject to regulatory approvals and customary closing conditions.
AIG Star and AIG Edison:
•	On September 29, 2010, AIG entered into a definitive agreement with Prudential Financial, Inc. for the sale of its Japan-based life insurance subsidiaries, AIG Star and AIG Edison, for total consideration of $4.8 billion, less the principal balance of certain outstanding debt owed by AIG Star and AIG Edison as of the closing date. As of September 30, 2010, the outstanding principal balance of the debt approximated $0.6 billion. In connection with the sale, AIG recorded a pre-tax goodwill impairment charge of $1.3 billion in the third quarter of 2010. The transaction is expected to close by the end of the first quarter of 2011, subject to regulatory approvals and customary closing conditions.
# # #
          Additional supplementary financial data is available in the Investor Information section at www.aig.com.
          It should be noted that the recorded comment, the earnings release and the financial supplement may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things: the consummation of the transactions contemplated by the Recapitalization Agreement in Principle with the FRBNY, Department of the Treasury and the AIG Credit Facility Trust; the number, size, terms, cost, proceeds and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses); AIG’s long-term business mix which will depend on the outcome of AIG’s asset disposition program; AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate markets; AIG’s ability to retain and motivate its employees; and AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include: a failure to consummate the transactions contemplated by the Recapitalization Agreement in Principle; developments in global credit markets; and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors in each of AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 and AIG’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, and throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2009. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
          American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
# # #
Comment on Regulation G
          This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the third quarter 2010 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.
          Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of Maiden Lane interests, the effect of dispositions, interest and amortization related to the FRBNY Credit Facility, the recognition of other-than-temporary impairments, restructuring-related activities, conversion of the Series C Preferred Stock, realized capital gains (losses), the effects of variable interest entities, the effect of non-qualifying derivative hedging activities, the effect of goodwill impairments, tax valuation allowances, credit valuation adjustments, unrealized market valuation gains (losses), UGC operating results, the effect of catastrophe-related losses and foreign exchange rates and the bargain purchase gain on the Fuji acquisition.
          In all such instances, AIG believes that excluding these items permits investors to better assess the performance of AIG’s underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation.
          Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
          AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and net realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.
          Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations and is a standard measure of performance used in the insurance industry. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.
          Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except share data)

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
			% Inc.			% Inc.
	2010	2009 (a)	(Dec.)	2010	2009 (a)	(Dec.)
General Insurance Operations:
Net Premiums Written	$8,598	$8,072	6.5%	$24,034	$23,724	1.3%
Net Premiums Earned	8,597	7,936	8.3	23,971	24,231	(1.1)
Underwriting profit (loss)	65	(414)	—	(285)	8	—
Net Investment Income	1,007	1,133	(11.1)	3,191	2,437	30.9

Income before Net Realized Capital Losses and Bargain Purchase Gain	1,072	719	49.1	2,906	2,445	18.9
Net Realized Capital Losses (b)	(207)	(37)	—	(12)	(682)	—
Bargain Purchase Gain (c)	—	—	—	332	—	—

Pre-tax Income	865	682	26.8	3,226	1,763	83.0

Loss Ratio	71.1	75.5		71.5	71.9
Expense Ratio	28.2	29.7		29.7	28.1

Combined Ratio	99.3	105.2		101.2	100.0

Domestic Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	1,268	1,277	(0.7)	3,898	4,048	(3.7)
Net Investment Income	2,656	2,739	(3.0)	7,991	6,890	16.0
Income before Net Realized Capital Gains (Losses)	978	1,207	(19.0)	3,155	1,301	—
Net Realized Capital Gains (Losses) (b)	20	(1,429)	—	(1,742)	(3,150)	—

Pre-tax Income (Loss)	998	(222)	—	1,413	(1,849)	—

Foreign Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	2,559	2,232	14.7	7,387	6,693	10.4
Net Investment Income	1,305	1,297	0.6	2,918	3,908	(25.3)
Income before Net Realized Capital Gains	534	409	30.6	1,705	1,115	52.9
Net Realized Capital Gains (b)	157	122	28.7	386	202	91.1

Pre-tax Income	691	531	30.1	2,091	1,317	58.8

Financial Services Operations:
Pre-tax Operating Income (Loss) excluding Non-qualifying Derivative Hedging Activities and Net Realized Capital Gains (Losses)	(81)	1,238	—	(227)	1,439	—
Non-qualifying Derivative Hedging Activities (b)	—	(3)	—	—	3	—
Net Realized Capital Gains (Losses) (b)	(8)	(85)	—	(40)	90	—

Pre-tax Income (Loss)	(89)	1,150	—	(267)	1,532	—

Other before Net Realized Capital Losses, and Net Gain (Loss) on Sale of Divested Businesses and Consolidation and Elimination Adjustments	(1,892)	(1,310)	—	(3,278)	(7,286)	—
Other Net Realized Capital Losses (b)	(618)	(869)	—	(287)	(547)	—
Net Gains (Loss) on Sale of Divested Businesses	4	(885)	—	126	(1,192)	—
Consolidation and Elimination Adjustments (b) (d)	463	406	14.0	774	438	76.7

Income (Loss) from Continuing Operations before Income Tax Expense (Benefit)	422	(517)	—	3,798	(5,824)	—
Income Tax Expense (Benefit)	469	(408)	—	1,044	(1,510)	—

Net Income (Loss) from Continuing Operations	(47)	(109)	—	2,754	(4,314)	—
Net Income (Loss) from Discontinued Operations, net of tax	(1,844)	94	—	(4,329)	1,011	—

Net Loss	(1,891)	(15)	—	(1,575)	(3,303)	—
Less:
Net Income (Loss) from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred Interests Held by Federal Reserve Bank of New York	388	—	—	1,415	—	—
Other	104	(496)	—	243	(1,271)	—

Total Income (Loss) from Continuing Operations Attributable to Noncontrolling Interests:	492	(496)	—	1,658	(1,271)	—

Income from Discontinued Operations Attributable to Noncontrolling interests	12	26	(53.8)	35	44	(20.5)

Net Income (Loss) Attributable to AIG	(2,395)	455	—	(3,268)	(2,076)	—

Net Income (Loss) Attributable to AIG Common Shareholders	$(2,395)	$92	—	$(662)	$(3,371)	—

Financial Highlights -continued

	Three Months Ended Sept. 30,			Nine Months Ended Sept. 30,
			% Inc.			% Inc.
	2010	2009 (a)	(Dec.)	2010	2009 (a)	(Dec.)
Net Income (Loss) Attributable to AIG	$(2,395)	$455	—%	$(3,268)	$(2,076)	—%
Income (Loss) from Discontinued Operations Attributable to AIG, net of tax	(1,856)	68	—	(4,364)	967	—
Net Gain (Loss) on Sale of Divested Businesses, net of tax	4	(773)	—	21	(928)	—
Net Realized Capital Losses , net of tax	(464)	(798)	—	(1,177)	(3,590)	—
Non-qualifying Derivative Hedging Gains (Losses) , net of tax	121	335	(63.9)	(88)	923	—
Bargain Purchase Gain	—	—	—	332	—	—

Adjusted Net Income (Loss) Attributable to AIG	$(200)	$1,623	—	$2,008	$552	—

Income (Loss) Per Common Share — Diluted:
Net Income (Loss) Attributable to AIG Common Shareholders	$(17.62)	$0.68	—	$(4.88)	$(24.92)	—

Adjusted Net Income (Loss) Attributable to AIG Common Shareholders	$(1.47)	$2.42	—	$2.99	$0.82	—

Book Value Per Common Share on AIG Shareholders’ Equity (e)				$598.22	$540.19	10.7
Pro forma Book Value Per Common Share on AIG Shareholders’ Equity (f)				$48.24	$43.73	10.3

Weighted Average Common Shares Outstanding — Diluted	135.9	135.5		135.9	135.3

Financial Highlights — Notes

*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2009 to conform to the 2010 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.

(c)	For the nine months ended September 30, 2010 includes a bargain purchased gain of $332 million related to the acquisition of Fuji, which reflected adjustment of $74 million in the third quarter of 2010. AIG will retrospectively revise its results of operations for the three months ended March 31, 2010 when presenting comparative financial information containing that period. Foreign General Insurance began consolidating Fuji’s results beginning in the third quarter of 2010.

(d)	Includes income (loss) from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income (loss) is offset in net income (loss) from continuing operations attributable to noncontrolling interests, which is not a component of income (loss) from continuing operations.

(e)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(f)	Pro-forma book value per common share computed assuming adjustment to AIG shareholders’ equity for outstanding Equity Units and Series C, E, and F preferred stock.